Exhibit 99.1

Accel Entertainment and TPG Pace Group Announce Business Combination

Accel to Become Only Pure-Play Publicly Listed Gaming-as-a-Service Provider

Expected Near-Term Organic Annual EBITDA Growth of More Than 20%

Significant Free Cash Flow and Multiple Opportunities to Accelerate Growth

Transaction Represents TPG Pace Platform’s Third Business Combination

CHICAGO, IL & FORT WORTH, TX – June 13, 2019 – Accel Entertainment, Inc. (“Accel” or the “Company”), a leading gaming-as-a-service provider, announced today that its shareholders have entered into a definitive business combination agreement with TPG Pace Holdings Corp. (“TPG Pace”) (NYSE: TPGH, TPGH.U, TPGH.WS), a special-purpose acquisition company sponsored by an affiliate of TPG. The combined company will retain the Accel Entertainment name and will be a publicly listed company with an anticipated initial enterprise value of approximately $884 million with de minimis leverage on its balance sheet. The transaction will help accelerate Accel’s multi-state expansion plans.

Operating more than 8,000 live slot machines in over 1,700 locations, Accel is the largest video gaming terminal operator in the United States on an EBITDA basis, offering a full suite of state-of-the-art products and games from top manufacturers to bars, restaurants, gaming cafes, convenience stores and truck stops. With Accel’s turnkey gaming-as-a-service solution, local business partners can drive higher in-store foot traffic and maximize their sales per square footage, resulting in increased operating margins, earnings and local employment. Accel enters into long-term contracts with location owners and takes a partnership approach to helping its partners grow their businesses. TPG Pace expects Accel to generate more than $100 million of Adjusted EBITDA in 2020.

With this transaction, Accel will be the only pure-play listed company to focus on the gaming-as-a-service opportunity. This transaction will expedite Accel’s growth strategy tied to the increasing adoption of video gaming across the United States. As a public company, Accel is expected to drive shareholder returns through its significant, highly visible earnings growth, strong free cash flow and attractive valuation relative to peers. Accel has contractual agreements representing more than $3 billion of revenue with its local operating partners, with an average remaining contract life of 7.5 years that provide a high level of recurring revenue.

Accel’s management team, led by Co-Founder and CEO Andy Rubenstein, will continue to lead the company following the close of the transaction. Gordon Rubenstein, Accel Co-Founder, will remain on the Company’s board of directors. It is contemplated that upon closing of the transaction Karl Peterson, TPG Pace President and CEO, will join the Company’s board as Chairman. Hollie Haynes, the Founder and Managing Partner of Luminate Capital Partners, and Kathleen Philips, former CFO and Chief Legal Officer of Zillow Group, will also be joining Accel’s board of directors subject to any applicable regulatory approvals.

“Accel has spent the last decade establishing itself as the gold standard in the gaming-as-a-service industry, delivering high levels of growth and profitability,” said Karl Peterson, President and CEO of TPG Pace. “This transaction is perfectly aligned with our business objectives. Not only is Accel itself a leader, but gaming-as-a-service is one of the fastest growing segments in gaming with a substantial addressable market. Andy and his team have built an outstanding company that is well positioned to continue its rapid growth. We look forward to working closely with the Accel team as they embark on their next chapter and bring this B2B solution to new markets.”

“We are extremely excited to be partnering with TPG Pace as we continue to execute on our strategic growth plan as a publicly held company,” said Andy Rubenstein, Co-Founder and CEO of Accel. “Karl and his team have an extensive track record of value creation, especially in situations where they have helped private companies with high growth potential achieve tremendous success in the public markets. With the TPG Pace team on board, we will be able to leverage their relevant insights, differentiated capabilities and operational expertise as we enter this next phase of growth for Accel. As a publicly listed company, we look forward to accessing increased capital to further support our expansion, while remaining laser focused on continuing to deliver to our current location partners the products and services they require to generate additional revenue.”

In addition, TPG Pace announced that it has raised $45 million in a private placement of common stock (the “PIPE”) at $10.22 per share. The PIPE capital commitment, as typical, is coming from the management team of TPG Pace, other partners of TPG, certain institutional investors as well as other senior industry executives from TPG’s network.

TPG Pace’s strategy is to identify and acquire businesses that are better suited to generate strong returns in a public market while benefitting from TPG’s global ecosystem. Throughout their tenure at TPG, the members of TPG Pace’s management team have led the firm’s recent efforts to sponsor companies in the public markets including independent oil producer Magnolia Oil & Gas Corporation (NYSE:MGY); leading owner, operator, and developer of premier all-inclusive resorts Playa Hotels & Resorts (NASDAQ:PLYA); leading travel technology and software provider Sabre Corporation (NASDAQ:SABR); global cruise ship operator Norwegian Cruise Line (NYSE:NCLH); leading specialty chemical producer Kraton Corporation (NYSE: KRA); and Northern Tier Energy LP (NYSE: NTI), which was a leading downstream energy limited partnership prior its merger with Western Refining Inc.

Key Transaction Terms

The transaction will be effected pursuant to the Transaction Agreement entered into by and among TPG Pace Holdings and the shareholders of Accel (the “Sellers”). Immediately prior to the consummation of the transaction, additional investors, including affiliates of TPG Pace, will purchase ordinary shares of TPG Pace in a $45 million private placement. After giving effect to any redemptions by the public stockholders of TPG Pace, the combined balance of the cash held in TPG Pace’s trust account and proceeds from the private placement of approximately $500 million, will be used to pay existing Accel shareholders and transaction expenses, with the remaining cash on the balance sheet to be used to repay existing debt or for accretive capital deployment. Following the consummation of the transaction, TPG Pace will be renamed Accel Entertainment and its shares will remain listed on the New York Stock Exchange and trade using the ticker ACEL.

The consideration payable to the Accel shareholders (in addition to cash) will consist of common stock of TPG Pace and warrants to purchase common stock of TPG Pace. Accel’s founders and management team are rolling at least 80% of their current Accel stake into the newly formed company. TPG Pace’s sponsor will retain 7.3 million founder shares and approximately 4.9 million private placement warrants, as well as 2.0 million earnout shares exercisable for TPG Pace common shares. In addition, Accel shareholders who roll in excess of 30% of their shares will be entitled to their pro rata portion of 2.4 million warrants and 3.0 million earnout shares exercisable for TPG Pace common shares. The earnout shares will be exercisable upon the achievement of certain EBITDA or stock price thresholds of TPG Pace. In addition, TPG Pace’s sponsor will contribute 500,000 of its shares to a foundation created for charitable efforts in the communities in which Accel operates, or anticipates operating.

The transaction has been executed by a majority of Accel’s shareholders with the support of the board of directors of Accel and approved by the board of directors TPG Pace. The transaction is expected to close in late third quarter of 2019, subject to the receipt of certain regulatory approvals and the approval of the transaction by a majority of the shareholders of TPG Pace.

Advisors

The Raine Group acted as exclusive financial adviser to Accel. Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC acted as financial advisors and capital markets advisors to TPG Pace. Goldman Sachs & Co LLC served as capital markets advisor to TPG Pace. Fenwick & West LLP acted as the legal advisor to Accel. Much Shelist, P.C. represented the Accel shareholders, and Weil, Gotshal & Manges LLP acted as the legal advisor to TPG Pace.

Conference Call Information

At 11:00am ET on June 13, 2019, TPG Pace will be holding an investor conference call to discuss the transaction. For those who wish to participate, the domestic toll-free access number is (888) 820-4544 and the international toll-free access number is (470) 279-3876. Once connected with the operator, please provide the Conference ID number of pace450 and request access to the TPG Pace Investor Call.

A replay of the call will also be available from 5:00pm ET on June 13, 2019, until 11:59pm ET on July 13, 2019. To access the replay, the domestic toll-free access number is (855) 213-8235 and the international toll-free access number is (571) 982-7683 and participants should provide the pin code of 61034# and request access to the TPG Pace Investor Call.

All investor materials, including a copy of the investor presentation, can be found at www.tpg.com/tpg-pace-holdings.

Additional Information and Where to Find It

In connection with the proposed business combination, TPG Pace intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 (the “Registration Statement”), which will include a proxy statement/prospectus with respect to the securities to be issued in connection with the transactions contemplated by the proposed business combination. The definitive Registration Statement will contain important information about the transactions contemplated by the proposed business combination and related matters. INVESTORS AND SECURITY HOLDERS OF TPG PACE AND ACCEL ARE URGED AND ADVISED TO READ THE REGISTRATION STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The Registration Statement and other relevant materials (when they become available) and any other documents filed by TPG Pace with the SEC may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, shareholders will be able to obtain free copies of the Registration Statement by directing a request to: TPG Pace Holdings Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, email: pace@tpg.com.

Participants in the Solicitation

TPG Pace, Accel and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from TPG Pace’s shareholders in connection with the proposed business combination. Information about TPG Pace’s directors and executive officers is set forth in TPG Pace’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 13, 2019. These documents are available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to: TPG Pace Holdings Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, email: pace@tpg.com. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to TPG Pace shareholders in connection with the proposed business combination will be set forth in the Registration Statement for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the Registration Statement that TPG Pace intends to file with the SEC.

Use of Projections

This communication contains financial forecasts prepared by TPG Pace with respect to certain financial metrics of Accel, including, but not limited to, revenues (gaming, other, and gross), gross profit, EBITDA, net income, net debt, net leverage, capital expenditures, M&A, organic revenue, EBITDA margin, unlevered P/E, levered P/E, FCF, and P/E. Neither TPG Pace’s independent auditors, nor the independent registered public accounting firm of Accel, audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this communication, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this communication. The financial forecasts and projections in this communication were prepared by TPG Pace and not by the management of Accel, and these financial forecasts and projections should not be relied upon as being necessarily indicative of future results. Neither TPG Pace nor Accel undertakes any commitment to update or revise the projections, whether as a result of new information, future events, or otherwise.

In this communication, certain of the above-mentioned projected information has been repeated (in each case, with an indication that the information is an estimate and is subject to the qualifications presented herein), for purposes of providing comparisons with historical data. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective forecasts are indicative of the future performance of TPG Pace or Accel or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this communication should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include projected financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of TPG Pace, Accel or the combined company after completion of any proposed business combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the inability to complete the transactions contemplated by the proposed business combination; (2) the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably; (3) the ability to meet the NYSE’s listing standards following the consummation of the transactions contemplated by the proposed business combination; (4) costs related to the proposed business combination; (5) changes in applicable laws or regulations; (6) the possibility that Accel or TPG Pace may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties indicated from time to time in the final prospectus of TPG Pace, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by TPG Pace. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. TPG Pace and Accel undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This press release is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and applicable regulations in the Cayman Islands.

About Accel Entertainment

Accel is the largest terminal operator of slot machines and amusement equipment in the Illinois video gaming market. Starting in October 2012, Accel has been dedicated to providing top of the line care and service to over 1,700 locations and customers across the state.

About TPG

TPG is a leading global alternative asset firm founded in 1992 with more than $104 billion of assets under management and offices in Austin, Beijing, Boston, Dallas, Fort Worth, Hong Kong, Houston, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, San Francisco, Seoul, and Singapore. TPG’s investment platforms are across a wide range of asset classes, including private equity, growth equity, real estate, credit, and public equity. TPG aims to build dynamic products and options for its investors while also instituting discipline and operational excellence across the investment strategy and performance of its portfolio. For more information, visit www.tpg.com.

About TPG Pace Group and TPG Pace Holdings

TPG Pace Group is TPG’s dedicated permanent capital platform. TPG Pace Group has a long-term, patient, and highly flexible investor base, allowing it to seek compelling opportunities that will thrive in the public markets. TPG Pace Group has sponsored three special purpose acquisition companies (“SPACs”) and raised more than $2 billion since 2015. The first of these vehicles, Pace Holdings Corp., was used to sponsor the public listing of Playa Hotels and Resorts in March 2017 (NASDAQ: PLYA). The second, TPG Pace Energy Holdings Corp., was used to sponsor the public listing of Magnolia in July 2018 (NYSE: MGY). The third, TPG Pace Holdings Corp., raised $450 million in its June 2017 IPO (NYSE:TPGH).

TPG Pace Holdings (NYSE: TPGH, TPGH.U, TPGH.WS) raised $450 million in its June 2017 IPO in order to seek a business combination target that is suited to generate strong returns in a public market environment while benefitting from the broader operational knowledge, resources and private equity heritage of its team and TPG. For more information, visit www.tpg.com/tpg-pace-holdings.

Media Contacts:

For TPG

Luke Barrett / Courtney Power

415 743-1550

media@tpg.com

For Accel

Eric Bonach

Abernathy MacGregor

212-371-5999

ejb@abmac.com